UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2016

EXACT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35092	02-0478229
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

5601 Research Park Drive

Madison, WI 53711

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (608) 284-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2016, the Board of Directors of Exact Sciences Corporation (the “Company”) appointed Jeffrey T. Elliott to serve as Chief Financial Officer, replacing John F. Bakewell.

Mr. Elliott, age 39, served as the Company’s Vice President, Business Development and Strategy, from June 2016 to November 2016. Prior to joining the Company, from 2007 to 2016, Mr. Elliott was with Robert W. Baird & Co., where from June 2012 to June 2016 he was a senior research analyst who covered diagnostics and life science tools companies. Earlier in his career, Mr. Elliott worked in a supply chain role for Walgreens and as a consultant at Cap Gemini Ernst & Young.  Mr. Elliott earned a Bachelor of Science in Business Administration from the University of Illinois at Urbana-Champaign and a Master of Business Administration from the University of Chicago Booth School of Business and is a CFA charterholder.

In connection with his appointment, the Company entered into an employment agreement with Mr. Elliott (the “Employment Agreement”) pursuant to which he will receive an annual base salary of $350,000 and will be eligible to earn an annual performance bonus of up to 40% of his then current base salary.  The Company will also pay Mr. Elliott up to $120,000 to assist Mr. Elliott with relocation and related expenses, such as temporary housing.  If Mr. Elliott terminates his employment with the Company without Good Reason (as defined in the Employment Agreement) at any time before November 8, 2017, Mr. Elliott will be required to repay the relocation allowance within 30 days of the effective date of his termination.

If Mr. Elliott is terminated without Cause (as defined in the Employment Agreement) or resigns for Good Reason, he will be entitled under the Employment Agreement to receive certain severance benefits including (1) salary continuation for twelve (12) months, (2) $10,000 towards outplacement consulting, and (3) immediate acceleration by a period of twelve (12) months of any then unvested equity awards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EXACT SCIENCES CORPORATION

Date: November 10, 2016	By:	/s/ D. Scott Coward
	Name:	D. Scott Coward
	Title:	Senior Vice President and General Counsel